Exhibit 5.2
[Fredrikson & Byron, P.A. Letterhead]
August 7, 2006
Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, Minnesota 55432-5603
Re:       Registration Statement on Form S-3
Ladies and Gentlemen:
     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of $2,200,000,000 of 1.50% Convertible Senior Notes due 2011 and $2,200,000,000 of 1.625% Convertible Senior Notes due 2013 (collectively, the “Notes”) and the shares of common stock issuable upon the conversion of such Notes (the “Shares” and, together with the Notes, the “Securities”) of Medtronic, Inc., a Minnesota corporation (the “Company”). All of the Securities are being registered on behalf of certain securityholders of the Company (the “Selling Securityholders”).
     The Notes were issued pursuant to Indentures dated as of April 18, 2006 (the “Indentures”) by and between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”).
     We are acting as Minnesota special counsel for the Company in connection with the registration for resale of the Securities. As to various matters of fact material to this opinion, we have relied upon certificates of public officials and upon the representations of the Company or its officers or directors, including those made in the Registration Statement, Indentures, and documents or certificates executed by the Company or its counsel in connection therewith or herewith. We have examined the Restated Articles of Incorporation and Bylaws of the Company, each as amended to date as presented to us by the Company, and originals or copies of such other corporate documents and records and other certificates and instruments and have made such other investigation as we have deemed necessary in connection with the opinion hereafter set forth. We have not independently or through third parties verified such certificates, representations, or statements or made any independent investigation as to the existence of agreements, instruments, corporate records, or other documents, orders, judgments, or decrees by which the Company or any of its properties may be bound.
     Our opinion is limited solely to the present substantive law of the State of Minnesota, (excluding its conflict of laws principles), as such law presently exists and has been interpreted as of the date hereof. We express no opinion as to the laws of any other state or jurisdiction or the laws of the United States of America.
     For purposes of this opinion, we have assumed, among other things, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to

August 7, 2006

original documents of all documents submitted to us as copies, and that the information in the certificates, representations, and statements referred to above remains true and complete as of the date hereof. In examining documents, we have assumed that parties executing the same, other than the Company, have all necessary power to enter into and perform all of their obligations thereunder and that such parties have duly executed and delivered such documents. We have also assumed, as to each such party, the due authorization by all requisite action of the execution, delivery and performance of such documents by such parties and that such documents are legal, valid, binding on and enforceable against such parties in accordance with their respective terms. We have also assumed that each natural person executing any of the documents and agreements involved in the matters covered by this opinion has the capacity and is legally competent to do so. We have assumed that each of the documents and agreements involved in any matter covered by this opinion letter accurately describes the mutual understanding of the parties as to all matters contained therein and that no other agreements or understandings exist between the parties relating to the transactions contemplated by such document or agreement.
     Based upon and subject to the foregoing, and subject to the qualifications set forth herein, it is our opinion as of this date that:
     1. The Notes and Indentures have been duly authorized, executed and delivered by the Company.
     2. The Notes to be sold by the Selling Securityholders named in the Registration Statement are, and the Shares when duly issued upon conversion of the Notes will be, validly issued, fully paid and nonassessable.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events, developments, or changes or developments in law, that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Sincerely,
Fredrikson & Byron, P.A.

By:	/s/ David C. Grorud
Its: Vice President